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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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POLYPORE INTERNATIONAL, INC.
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POLYPORE INTERNATIONAL, INC.
11430 N. Community House Road, Suite 350
Charlotte, North Carolina 28277-1591

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2014

        The following information supplements and amends the definitive proxy statement (the "Proxy Statement") of Polypore International, Inc. ("we," "our," "us," or "the company") furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors (the "Board") for the 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting"). Capitalized terms used in this supplement to the Proxy Statement (this "Supplement") and not otherwise defined in the Supplement have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the "Commission") and is being sent to certain of our stockholders commencing on May 1, 2014.

        THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal 4

        We write to bring to your attention a significant disagreement between us and Institutional Shareholder Services, Inc. ("ISS") with respect to ISS's 2014 Proxy Report ("Report") regarding our "say-on-pay" proposal (Proposal 4 as listed in our Proxy Statement) to be voted on at the 2014 Annual Meeting to be held on May 13, 2014.

        In its Report, ISS recommends a vote against the company's say-on-pay proposal, primarily asserting that there is a misalignment of CEO pay and company performance. Specifically, ISS asserts that CEO pay has outranked the company's performance on an annualized three-year basis relative to a group of peers similar in size and industry.

        We fundamentally disagree with ISS's assertions, and we urge you to vote FOR the approval of Proposal 4 in the Proxy Statement—our say-on-pay proposal.

        1.     ISS and our stockholders have historically considered our named executive officer compensation to be aligned with the performance of our company, with 98.9% stockholder support for our proposal in 2013. Having received ISS's recommendations of a vote FOR our say-on-pay proposal in 2012 and 2013, based on ISS's finding of "no significant issues of concern" at that time, coupled with a 2013 stockholder vote of approximately 98.9% support for our proposal (and a 2012 stockholder vote of approximately 95.4% support), the company made few changes to its compensation program for fiscal year 2013. The changes the company did make (for example, elimination of tax gross-ups and implementation of double-trigger arrangements) were specifically referred to by ISS as "improvements." Despite these improvements to our named executive officer compensation program, ISS has now chosen to recommend a vote against the company's say-on-pay resolution. We believe our compensation plan continues to be strongly aligned with our stock performance and we believe our shareholders should look at the changes we have made this year as positive overall.

        2.     ISS fundamentally changed the nature of its self-selected peer group used to evaluate the company this year. ISS argues that CEO pay "remains elevated" as one of the reasons for its recommendation against the company's 2014 say-on-pay proposal. But in 2013, ISS reported that the company's 2012 CEO pay was 0.24 times the median of its peer group, which, by any definition, could not be considered "elevated." But, between 2013 and 2014, and despite the fact that there were no dramatic changes in the company's financial metrics from year to year, ISS fundamentally changed the makeup of its selected peer group, adding 16 new companies (out of 23 total), retaining only seven from the prior year. By arbitrarily changing the peer group, ISS has drastically reduced the median CEO pay from approximately $3.3 million in its 2013 peer group to approximately $2.3 million in its 2014 peer group. As a result of this change, ISS now feels justified to argue that the company's CEO pay is 1.81 times the peer group median and is, therefore, sufficiently "elevated" to warrant a recommendation against the company's say-on-pay proposal. The company should not be punished in terms of its 2014 say-on-pay proposal simply because ISS unilaterally changed its rules.

        3.     ISS fails to take into consideration profitability and market value in selection of its peer group. ISS's method for self-selecting a peer group against which to evaluate the company is fundamentally flawed. ISS used annual revenues, without regard to profitability or market capitalization, to establish its peer group. As a result, when measured by revenue alone, we rank near the middle of the ISS-selected peer group. But when measured by market capitalization or earnings before interest, taxes, depreciation and amortization ("EBITDA"), we rank near the top of the ISS-selected group. By selecting less profitable companies to use as a peer group, ISS causes our CEO pay to appear to be elevated in comparison to ISS's hypothetical peer group. However, when compared to the company's carefully selected and independently reviewed peer group, which includes market competitors and other companies with whom we actually compete for executive talent, our CEO pay has historically been below median, with the base salary increase for 2013 being specifically designed to bring CEO pay approximately to the median of the peer group.

        4.     ISS misunderstands our company's bonus funding mechanism and the consistency with which the mechanism has been administered by our Compensation Committee. ISS cites its concern that our named executive officers "received bonuses despite of [sic] the fact that the internal goal which funds the pool was unmet in FY2013, [sic] this recent decision runs counter to a pay-for-performance philosophy, and was a departure from past behavior when bonuses were not paid in instances of unmet goals." ISS fails to take into consideration the fact, as fully described in our Proxy Statement, that the internal EBITDA goal the Compensation Committee establishes each year is not a minimum threshold which must be reached before the bonus pool is funded. Instead, the EBITDA goal is set so that, if reached, the funding for the incentive bonus would be approximately 100% of target bonuses for our executives. For 2013, two of our company's three businesses—representing 75% of our revenues—met or exceeded their internal EBITDA goals for the year. While the company aggregate EBITDA for 2013 missed its target for funding the bonus pool at 100%, the company's EBITDA for the year was 76% of target (after adjusting for the divestiture of our Microporous business), and the Compensation Committee, after careful deliberation and consideration, funded the bonus pool at 62% of target. Contrary to ISS's assertion that this indicates a pay for performance disconnect, the fact that bonus payments were reduced for reduced performance indicates a significant correlation between pay and performance.

        Additionally, the ISS characterization that the 2013 funding is a "departure from past behavior when bonuses were not paid in instances of unmet goals," and therefore, according to ISS, reflects a pay for performance disconnect, does not comport with the facts. To the contrary, the facts provide additional evidence of a strong correlation between company performance and pay. In 2012, none of the three business segments met their individual targets and, accordingly, no bonuses were paid to the named executive officers. In contrast, in 2013, two of the company's three businesses met their individual targets, and partial bonuses were paid to reflect that performance. To summarize, in 2012, when all three businesses underperformed against their targets, individual pay was significantly lower; in 2013, when more than two thirds of the company performed well, individual pay increased, even though it remained below target, reflecting the performance of the company's business units.

        5.     ISS's total shareholder return calculations ignore long-term growth. ISS's methodology for calculating total shareholder return focuses more on short- and mid-term results of one- and three-year returns, rather than on longer-term measures. While, admittedly, the company's one- and three-year returns were below the Russell 2000, the company's five-year return is more than double the Russell 2000 return over the same period. For those shareholders who have remained with the company over the long-term, the company has delivered exceptional long-term shareholder returns, despite facing current short-term business challenges. The compensation committee believes management should be evaluated on the basis of both short- and long-term performance.

        6.     ISS misses the pay for performance nature of time-based stock options. ISS has chosen to understate what we view as the performance-based nature of Mr. Toth's compensation by declaring that options are not performance-based even though they are of value only if and to the extent that the share price when exercised exceeds the price on the date of grant. ISS argues that the volatility of the company's stock price causes time-based options to be less performance-based than if the company's stock price were more stable, and points to Mr. Toth's 2009 awards as being "deeply in-the-money," having been granted "nearly at the bottom of the 10-year stock price low." At the same time, ISS points out that Mr. Toth's 2011 stock option grants are "out-of-money" with an exercise price of $56.98. The correlation between company performance and actual option value is clear. The company's performance from 2009 to the present has been extremely positive, and the value of Mr. Toth's option grants from 2009 directly reflects the increase in company share price, whereas, the current lack of value of Mr. Toth's 2011 grants reflects the current decrease in company share price since that time.

        7.     Volatility in the company's stock price significantly overstates the GAAP or "reported" non-realized value of option grants. The volatility of the company's stock significantly overstates the value of the equity grants to our named executive officers, resulting in reported compensation figures that may not have any relationship to true values. For example, Mr. Toth's 2011 grant has been valued by ISS at $24 million, despite the fact that ISS recognizes that the grant is currently "out-of-money" when compared to the company's ISS-determined 52-week trading range of $29.39-$48.41, and despite that, ISS treats it as income in its assessment. Rather than being driven by the company's financial performance, we believe that the company's stock price volatility has largely been driven by strong investor sentiment related to the company's growth opportunities, as well as external news and speculation about how that news affects the company. The resulting price volatility overstates the reported value of the company's option grants, inflating the value of the company's executive compensation in comparison to other peer companies whose stock prices are significantly less variable.

        For the foregoing reasons, we believe ISS's recommendation is unwarranted and we urge you to vote FOR the approval of Proposal 4 in the Proxy Statement—our say-on-pay proposal.

        If you have questions, you may direct them to Paul Clegg, Polypore Investor Relations at (704) 587-8886.

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POLYPORE INTERNATIONAL, INC. 11430 N. Community House Road, Suite 350 Charlotte, North Carolina 28277-1591
SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2014